SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT

	WHEREAS, on December 16, 1993, Stuarts Department Stores, Inc., a Delaware corporation ("Borrower"), entered into a Loan and Security Agreement ("the Loan Agreement") and other documents evidencing the credit facility, as amended by a Amendment No.
One To The Loan And Security Agreement dated March 20, 1995 (the
Loan Agreement and the other documents are collectively referred to as the "Pre-Petition Loan Documents") with Foothill Capital
Corporation ("Foothill"); and

	WHEREAS, the principal amount outstanding which is due and owing Foothill under the Pre-Petition Loan Documents as of this date is $2,515,945.89 and in addition, Foothill is also owed accrued interest and Foothill expenses under the Pre-Petition
Loan Documents (the "Pre-Petition Obligations"); and

	WHEREAS, the Loan Agreement provides in Section 8.5 that the filing of an Insolvency Proceeding by the Borrower constitutes an Event of Default under the Loan Agreement; and

	WHEREAS, Borrower has represented to Foothill that it intends to file an Insolvency Proceeding pursuant to Chapter 11 of the Bankruptcy Code; and

	WHEREAS, Foothill has been requested to provide Borrower with Post-Petition Debtor-In-Possession financing on a secured basis for use in the ordinary course of its business (the
"Post-Petition Obligations"); and

	WHEREAS, Foothill has agreed to extend, renew and amend the terms and provisions of the Loan Agreement effective as of the date stated herein upon the terms and in accordance with the provisions of the Loan Agreement as amended by the provisions set forth below;

	NOW, THEREFORE, Borrower and Foothill hereby agree that effective as of the date stated herein as the date of execution by Borrower, being May 17, 1995, the Loan Agreement shall be amended to contain the provisions set forth below and shall be superseded to the extent necessary to give effect to the provisions set forth below:

		1.	The definition of Collateral as set forth in Section 1 of
the Loan Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

		"Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the
Inventory; the Negotiable Collateral; any money, or other assets

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of Borrower which now or hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof, and all leases and rights of occupancy whether oral or written for real property occupied by Borrower including all rents, revenues, income, royalty, sub-lease revenue and other sources of funds in connection therewith or derived therefrom.

	2.	Section 2.1(c) of the Loan Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

				"(c)  Foothill shall have no obligation to make advances
hereunder to the extent they would cause the aggregate
outstanding Pre-Petition Obligations and Post-Petition
Obligations to exceed the lesser of (i) the from time to time applicable Credit Line, or (ii) Six Million Dollars
($6,000,000.00) (the "Maximum Credit Line")."

	3.	Section 2.1(d) of the Loan Agreement shall be deleted in its entirety.

	4.	Section 2.2(d) of the Loan Agreement shall be amended by
deleting the reference to "two and one-half percent (2.5%)" and inserting in lieu thereof "four percent (4.0%)".

	5.	Section 2.4 of the Loan Agreement shall be deleted in its
entirety.

	6.	Section 2.5(a) of the Loan Agreement shall be amended by
deleting the reference to "one and three-quarters (1.75) percentage points above the Reference Rate" and inserting in lieu thereof "four (4.0) percentage points above the Reference
Rate ".

	7.	Section 2.5(c) of the Loan Agreement shall be amended by
deleting the reference to "seven and one-quarter percent
(7.25%)" and inserting in lieu thereof "nine and three-quarters percent (9.75%)".

	8.	Section 2.5(e) of the Loan Agreement shall be amended by
deleting the reference to "six percent (6.0%)" and inserting in lieu thereof "nine percent (9.0%)".

	9.	Section 2.8(a) of the Loan Agreement shall be deleted and
the following inserted in lieu thereof:

		"(a)	Closing Fee.	A one time closing fee of Sixty Thousand
Dollars ($60,000.00) which is earned, in full, as of the date stated herein, and is due and payable by Borrower to Foothill in connection with this Agreement on the date stated herein."

	10.	Sections 2.8(b) and 2.8(c) of the Loan Agreement shall be
deleted in their entirety.

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	11.	Section 3.1(i) of the Loan Agreement shall be deleted in
its entirety.

	12.	Section 3.3 of the Loan Agreement shall be deleted in its
entirety and the following inserted in lieu thereof:

		"Term. This Agreement shall become effective upon the entry of an order of the United States Bankruptcy Court ratifying the Motion For Entry Of Order Approving Borrowing On Priority And
Security And Use Of Collateral And For Use Of Cash Collateral filed by Borrower (the "Order Date") and shall continue in full force and effect for a term ending on the date that is six months from the Order Date. The foregoing notwithstanding, if at any time after two months following the Order Date, Borrower has not achieved eighty-five percent (85%) of (a) projected revenues; (b) projected collections; or (c) projected availability, and if Borrower's actual expenses are more than fifteen percent (15%) greater than budgeted pursuant to Borrower's budget, a copy of which is attached hereto as Exhibit
A, then Foothill shall at any time thereafter have the right to cease making advances hereunder."

	13.	Section 3.4 of the Loan Agreement shall be deleted in its
entirety and the following inserted in lieu thereof:

		"3.4	Termination.	Notwithstanding the provisions of the Loan
Agreement, Foothill shall not be permitted to exercise its rights against Borrower or the collateral until such time that it has been granted relief from the automatic stay imposed by
Section 362 of the Bankruptcy Code. Foothill shall have the right to apply for such relief upon not less than three days prior notice to Borrower and such other parties as the Bankruptcy Court may direct, and Borrower agrees not to contest the filing of a request for relief from the automatic stay by Foothill."

	14.	Sections 3.5 and 3.6 of the Loan Agreement shall be deleted
in their entirety.

	15.	Section 4.1 of the Loan Agreement shall be deleted in its
entirety and the following inserted in lieu thereof:

		"4.1	Grant of Security Interest.  Borrower conducts business
under the following tradenames: Stuarts, Stuarts Stores, Harry's, Uncle Joe's $1, Hot Stuff. Borrower, as used in this
Section for the purpose of granting Foothill a security interest, shall include a grant of a security interest by Stuarts, Stuarts Stores, Harry's, Uncle Joe's $1, Hot Stuff in all currently existing and hereafter acquired or arising
Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan
Documents. Foothill's security interests in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than sales of Inventory to buyers in the ordinary course

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of business, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral, other than obsolete items of Collateral.

	16.	Section 4.3 of the Loan Agreement shall be deleted in its
entirety and the following inserted in lieu thereof:

		"4.3	 Collection of Accounts, General Intangibles, Negotiable
Collateral. Foothill, Borrower, and the Lock Box Banks shall enter into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. Borrower agrees to provide Foothill with a separate accounting for each store location of all cash receipts, checks, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) on a daily basis. At any time, Foothill or Foothill's designee may: (a) notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill, or that Foothill has a security interest therein; and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower."

	17.	Section 5.4 shall be deleted in its entirety and the
following inserted in lieu thereof:

		"5.4 Location of Inventory and Equipment: The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.14 attached hereto."

	18.	Sections 5.10 and 5.11 of the Loan Agreement shall be
deleted in their entirety.

	19.	Section 6.4 of the Loan Agreement shall be amended and
modified by adding the following provision as a separate paragraph after the last paragraph contained in Section 6.4:

		"In addition to the Financial Statements, Reports and Certificates required pursuant to this Section, Borrower shall submit the following information to Foothill: (a) actual weekly budget as compared with projected weekly budget; and (b) a new operating budget for a period not to exceed eight weeks which is acceptable to Foothill in its discretion at least two weeks prior to the end of the then current term reflected in the last supplied operating budget."

	20.	Section 6.12 of the Loan Agreement, as amended, shall be
deleted in its entirety.

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	21.	Section 6.14 of the Loan Agreement shall be amended and
modified by adding the following provision as a separate sentence after the last sentence contained in Section 6.14:

		"Schedule 6.14 has been amended to reflect a current list of Inventory and Equipment at each of the locations identified on
Schedule 6.14 as of the date stated herein."

	22.	Section 6 of the Loan Agreement shall be amended and
modified by adding the following provision:

	"6.17 Crisis Manager. Borrower agrees to continue to use the services of the existing crisis manager, "The Recovery Group" or a replacement therefor which is acceptable to Foothill."

	23.	Section 7.18 of the Loan Agreement shall be deleted in its
entirety.

	24.	Sections 8.4, 8.5, 8.9 and 8.10 of the Loan Agreement shall
be deleted in their entirety.

	25.	Section 8 of the Loan Agreement shall be amended and
modified by adding the following provision:

	"8.14	At any time after two months following the Order Date, if
Borrower has not achieved eighty-five percent (85%) of (a) projected revenues; or (b) projected collections; or (c) projected availability, and if Borrower's actual expenses are more than fifteen percent (15%) greater than budgeted."

	26.	Section 9 of the Loan Agreement shall be amended and
modified by adding the following provision:

	"9.3		Notwithstanding the provisions contained in this Section,
the rights and remedies of Foothill shall be subject to a grant to it by the Bankruptcy Court of relief from the automatic stay imposed by Section 363 of the Bankruptcy Code. Foothill shall have the right to apply for such relief upon not less than three days prior notice to Borrower and such other parties as the Bankruptcy Court may direct, and Borrower agrees not to contest the filing of a request for relief from the automatic stay by Foothill."

	27.	Section 13 of the Loan Agreement shall be amended and
modified by adding the following provision after the last sentence contained in Section 13:

	"Notwithstanding the provisions contained in this Section,

Foothill and Borrower hereby acknowledge the jurisdiction of the Bankruptcy Court and the application for the Bankruptcy Code to the transaction described herein."

	28.	Section 15 of the Loan Agreement shall be amended and
modified by adding the following provision:

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	"15.10	Foothill has the right, from time to time, to deduct
from the Borrowing Base a reserve for any carve out mandated by the Bankruptcy Court under Section 503 of the Bankruptcy Code, which carve out is for professional fees and expenses, administrative and priority claims and claims for severance pay for certain executives of the Borrower. The initial amount of such carve out shall be $362,500.00.

	29.	Section 15 of the Loan Agreement shall be amended and
modified by adding the following provision:

	"15.11	Debtor consents and agrees that all advances received as
post-petition advances shall be secured by all pre-petition
Collateral and by any post-petition Collateral of the Debtor."

	30.	Except as herein amended, all of the terms and provisions
of the Loan Agreement as amended shall remain in full force and effect.

	31.	Borrower and Foothill agree that this Second Amendment To
Loan And Security Agreement has been prepared by the mutual effort of both parties and that in the event of a conflict or interpretive question with respect to any term, provision or section contained in either this Second Amendment To Loan And
Security Agreement, and the Amendment No. One To The Loan And
Security Agreement dated March 20, 1995 and the Loan and
Security Agreement dated December 16, 1993 shall not be construed more strictly against any one party than any other party; it being agreed that both Borrower and Foothill have equally negotiated the terms hereof and thereof.

					STUARTS DEPARTMENT STORES, INC.

					By

					  Its
					  Duly Authorized

					FOOTHILL CAPITAL CORPORATION

					By

					  Its
					  Duly Authorized


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